Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
William T. Dame

This Separation and Release Agreement (this "Agreement") is by and between Basic Energy Services, Inc. (the "Company") and William T. Dame (the "Individual").

RECITALS

WHEREAS, the Individual has been employed by the Company as its Vice President, Pumping Services Division.

WHEREAS, the Individual entered into an Employment Agreement with the Company effective as of November 1, 2013 as amended by that certain Amendment to Employment Agreement between the parties dated as of January 1, 2019 (together, the "Employment Agreement").

WHEREAS, the Individual also entered into a severance and retention letter agreement with the Company dated as of December 11, 2019 (the "Retention Letter").

WHEREAS, the Company has decided to terminate the Individual's employment without Cause (as defined in the Employment Agreement) effective as of February 2, 2020 ("Separation Date").

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the ending of the Individual's employment with the Company and payments and benefits to the Individual upon or by reason of such ending.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.
Separation Date; Effect of Separation. The Company has terminated the Individual's employment without Cause (as defined in the Employment Agreement) effective as of the Separation Date. Effective as of the Separation Date, the Individual shall voluntarily resign, and does hereby voluntarily resign, from all other positions, if any, he held with the Company and its affiliates. For purposes of this Agreement, "affiliate" means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. As of the Separation Date, the Individual shall also experience a separation from service from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

2.
Termination of Employment Agreement and Continuing Obligations. The Employment Agreement shall be terminated without further action of the parties as of the Separation Date. Accordingly, as of the Separation Date, the Company and its affiliates shall have no further liabilities, obligations, or duties to the Individual, and the Individual shall forfeit all remaining rights and benefits, under the Employment Agreement, except as provided in this Agreement. Notwithstanding the previous two sentences, the post-termination rights and obligations of the parties which continue by their terms under the Employment Agreement, including without limitation under Sections 9 (No Mitigation), 11 (Secret and Confidential Information), 12 (Duty to Return Company Documents and Property), 14(Inventions and Other Works), 15 (Non-Solicitation Restriction), 16 (Non-Competition Restrictions), 17 (No-Recruitment Restriction), 18 (Tolling), 19 (Reformation), 22 (Remedies), 23 (Withholdings; Right of Offset), 24 (Nonalienation), 25 (Incompetent or Minor Payees), 26 (Indemnification), 27 (Severability), 28 (Title and Headings; Construction), 29 (Choice of Law), 30 (Arbitration), 31 (Binding Effect: Third Party Beneficiaries), 32 (Entire Agreement; Amendment and Termination), 33 (Survival of Certain Provisions), 34 (Waiver of Breach), 35 (Successors and Assigns), and 36 (Notices) of the Employment Agreement of the Employment Agreement (together, the "Continuing Obligations"), shall continue in full force and effect according to their terms notwithstanding the termination of the Individual's employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement. The Individual acknowledges and agrees that he has fully complied with such Continuing Obligations at all times before he signs this Agreement and that he intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement.

3.
Final Pay and Benefits. In full accordance with Section 6(a) of the Employment Agreement, the Individual shall receive the following payments and benefits in accordance with the existing policies of the Company, or at the sole discretion of the Company, pursuant to his employment with the Company and his participation in its employee benefit plans:

a.
Final Pay and Prorated Bonus. The Individual shall be entitled to payment equal to (i) his regular Base Salary (as defined in the Employment Agreement) through the Separation Date, plus (ii) pay for his accrued unused paid time off as of the Separation Date. These payments are subject to applicable taxes and withholdings and shall be delivered to the Individual on or before six days following the Separation Date. Other than as provided in the previous sentence and in paragraph 4 below, the Individual shall not receive any commissions, bonuses, or other forms or remuneration or compensation in connection with his employment with the Company or any other arrangement with the Company or its affiliates after the Separation Date.

b.
Vested under 40l(k) Plan and Executive Deferred Compensation Plan. Following the Separation Date, the Individual shall receive payment or other entitlement, in accordance with the terms of the applicable plan or as required by applicable law, of any 401(k) plan benefits to which he has a vested entitlement as of the Separation Date. Following the Separation Date, the Individual shall also receive distribution of his vested benefits under the Basic Energy Services, Inc. Executive Deferred Compensation Plan (the "EDC Plan") in accordance with the terms of the EDC Plan or as otherwise required by applicable law. The Individual acknowledges and agrees that he will not participate in the EDC Plan with respect to the 2020 Plan Year or thereafter.

c.
Right to Continue Certain Insurance Benefits. The Individual shall have the right to continue after the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense (except as provided below in subparagraph 4 of this Agreement) in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Individual should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

d.
Reimbursement of Business Expenses. The Individual shall be entitled to receive reimbursement of reasonable business expenses properly incurred by him in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Individual within 30 days after the Separation Date.

e.
Settlement in Full of Equity Awards. In settlement of the outstanding equity awards the Individual received before the Separation Date (the "Equity Awards") pursuant to Company's Management Incentive Plan (the "Plan") and/or 2019 Long Term Incentive Plan (the "LTIP") that were vested as of the Separation Date pursuant to various award agreements entered into between the Individual and the Company before the Separation Date (the "Award Agreements"), the Company shall issue to the Individual 25,530 shares of common stock of the Company and pay the Individual $2,093.04 in cash, which was calculated based on the Company's average stock price as of the date preceding the Separation Date, within 30 days after the Separation Date and that all such vested Equity Awards shall have been settled in full after such issuance and payment. The Individual acknowledges and agrees that, as a result of the termination of his employment with the Company without Cause (as defined in the Employment Agreement), all Equity Awards to the extent unvested as of the Separation Date shall have been forfeited as of the Separation Date. The Individual further acknowledges and agrees that all stock options received by him from the Company shall automatically expire as of the Separation Date. By signing below, the Individual also acknowledges and agrees that he has no rights in any equity or equity-related interests in the Company or its affiliates other than the Equity Awards described above and any stock of the Company owned by the Individual as of the Separation Date either in his capacity as an investor of the Company or as a result of such stock being granted by the Company to him in connection with his employment and vested as of the Separation Date. Finally, the parties acknowledge and agree that all of their post-termination rights and obligations which continue by their terms under the Award Agreements shall constitute part of the Continuing Obligations for purposes of this Agreement and therefore shall continue in full force and effect according to their terms notwithstanding the termination of the Individual's employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement.

4.
Severance Benefits. In accordance with the Retention Letter, and conditioned on the Individual's timely execution, return, and non-revocation of this Agreement, the Company shall provide the Individual with the severance benefits described in this paragraph (the "Severance Benefits").

a.
Severance Payment.    First, the Company shall pay the Individual an amount equal to $643,552.00, minus applicable taxes and withholdings, in a lump sum within 10 days following the six-month anniversary of the Separation Date.

b.
Prorated 2019 Annual Bonus. Second, the Company shall pay the Individual an amount equal to $42,255.00, minus applicable taxes and withholdings, for his 2019 annual Bonus (as defined in the Employment Agreement) in a lump sum by March 15, 2020.

c.
COBRA Premium Reimbursements. The Company shall provide the Individual with after-tax reimbursement of 100% of the COBRA premiums for up to 18 months after the Separation Date or the date the Individual becomes eligible for group health insurance coverage under another employer's group health insurance plan, whichever is sooner.

d.
Consulting Agreement. In addition, the Company shall as part of the Severance Benefits offer to enter into the Consulting Agreement attached as Exhibit A to this Agreement with the Individual (the "Consulting Agreement").

e.
Permitted Exceptions to Non-Competition and Non-Solicitation Obligations. Notwithstanding any other provision of the Employment Agreement or this Agreement, the Company agrees that the Individual may without violating the Continuing Obligations (i) become employed by any oil production services company or pressure pumping services company or provide services as an employee to the pressure pumping division of any oil production services company or oilfield services company and (ii) solicit former field employees of the Company who provided pressure pumping services to the Company to become employed any such company, in each case as long as the Individual does not (A) use or disclose any Confidential Information (as defined in the Employment Agreement) while performing such activities or (B) undertake such activities with the intent to circumvent, and does not otherwise permit the circumvention of, any otherwise applicable Continuing Obligations.

5.
Return of Property and Information. Upon request by the Company, the Individual shall promptly return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including without limitation keys, all copies of information protected by the Employment Agreement, badge/access card, computers, software, cellular telephones, iPhones, blackberries, other personal digital assistants, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company or its affiliates. By signing below, the Individual hereby consents to permitting the Company or its designee to remove (either directly or via remote wiping) all Confidential Information (as defined in the Employment Agreement) and other property belonging to the Company and its affiliates from any electronic device owned or controlled by him. The Individual's obligations under this paragraph supplement, rather than supplant, the Continuing Obligations and his obligations under the common law. The Individual's obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only her.

6.	General Release.

a.
Full and Final Release by Releasing Parties. The Individual, on behalf of himself and his spouse (if any), other family members, heirs, successors, and assigns (collectively, the "Releasing Parties"), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a "Claim" and collectively the "Claims"), that he or they, individually, collectively, or otherwise, may have or asset against the Released Parties (as defined below) as of the date the Individual signs this Agreement.

b.
Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual's employment or the termination of his employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual's employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act ("ADEA''); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Individual and any of the Released Parties, and any termination of such contract agreement or arrangement, including without limitation any Claim to any payments or other compensation or benefits under the Employment Agreement or the Retention Letter not provided for in this Agreement, including without limitation any claim to severance payments under Section 6(b) of the Employment Agreement in connection with any Change in Control (as defined in the Employment Agreement); (iv) the forfeiture of any Equity Awards pursuant to this Agreement and the terms and conditions of the Plan, the LTIP and the applicable Award Agreement(s); or (v) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.
Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement or the Continuing Obligations; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim under the ADEA or otherwise that may arise after the date this Agreement is signed by the Individual; (iv) prevent the Individual from pursuing any administrative Claim for unemployment compensation or workers' compensation benefits; or (v) waive or release any right or Claim the Individual may have for indemnification under applicable state or other law or the charter, articles of incorporation, or by-laws of the Company, or under any insurance policy providing directors' and officers' coverage for any lawsuit or claim relating to the period when the Individual was a director, officer, or employee of the Company; provided, however, that (i) the Individual's execution of this Agreement is not a concession or guaranty that the Individual has any such right or Claim to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company retains any and all defenses it may have to such indemnification or coverage.

d.
Definition of Released Parties. The "Released Parties" include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, equity holders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, or assigns of the entities just described in (i)-(iii).

f.
Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Individual's waiver in subparagraph 8(a) below, nothing in this Agreement is intended to, or does, preclude the Individual from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission ("SEC"), or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Individual understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Individual likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company's trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company's policies or agreements applicable to the Individual (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or obtain the Company's prior approval before engaging in any such communications.

7.	Confidentiality; Non-prosecution; Non-disparagement; and Cooperation.

a.
Confidentiality. Except as requested by the Company or the other Released Parties, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall treat as confidential the fact and terms of this Agreement and shall not disclose such information to any party other than his spouse, attorney, and accountant or tax advisor, if such persons have agreed to keep such information confidential.

b.
Non-prosecution. Except as requested by any of the Released Parties, as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual's or any other employee's employment with the Company or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties' employment practices, businesses, or operations.

c.
Non-disparagement and Waiver of Related Rights. Except as requested by the Company or the other Released Parties, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not before or after the Separation Date make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company's or any of the other Released Parties' business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties, their officers, directors, equityholders, managerial personnel, or other employees. In executing this Agreement, the Individual acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any (i) free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any State Constitution) rights to disclose, communicate, or publish any statements prohibited by this subparagraph and (ii) right to file a motion to dismiss or pursue any other relief under the Texas Citizens Participation Act or similar state law in connection with any claim or cause of action filed against him by the Company or any of the other Company Released Parties arising from any alleged breach of this Agreement or the Continuing Obligations.

d.
Cooperation. The Individual shall cooperate fully and completely with the Company and any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes but is not limited to the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Individual. If the Individual provides cooperation under this subparagraph (including without limitation if the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of the Company or any of the other Released Parties), the Company shall reimburse her, upon submission of substantiating documentation, for necessary and reasonable out-of-pocket expenses incurred by him as a result of such cooperation (not including attorneys' fees).

8.	Waiver of Certain Rights.

a.
Right to Relief Not Provided in this Agreement. The Individual waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with any of the Released Parties, anything of monetary value that is not provided for in this Agreement. Notwithstanding the previous sentence, this Agreement does not limit the Individual's right to receive an award for information provided to any governmental agency.

b.
Right to Class- or Collective-Action Initiation or Participation. The Individual waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

9.
No Violations. The Individual represents and warrants that he has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company's standards of business conduct or personnel policies, of the Company's integrity or ethics policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

10.	Remedies; After-Acquired Evidence.

a.
Remedies. Notwithstanding any other provision in this Agreement, the Company's obligation to provide the Severance Benefits to the Individual is subject to the condition that he materially complies with his obligations under this Agreement and the Continuing Obligations. The Company shall have the right to suspend or cease providing any part of the Severance Benefits if the Company determines in its sole discretion that the Individual has materially breached any such obligations but all other provisions of this Agreement shall remain in full force and effect. In addition, the Individual shall immediately repay to the Company the Severance Benefits previously received by him if the Individual materially breaches any such obligations as determined by the Company in its sole discretion but all other provisions of this Agreement shall remain in full force and effect.

b.
After-Acquired Evidence. Notwithstanding any provision of this Agreement, if the Company pays the Severance Benefits to the Employee but subsequently acquires evidence and determines in its sole discretion that (i) he has materially breached any of his obligations under this Agreement or the Continuing Obligations; or (ii) a condition existed prior to payment of the Severance Benefits that, had the Company been fully aware of such condition, would have given the Company the right to terminate his employment for Cause (as defined in the Employment Agreement) before such payment, then Employee shall promptly return to the Company the entire Severance Benefits received by him prior to the date that the Company exercises its rights under this subparagraph but all other provisions of this Agreement shall remain in full force and effect.

c.	Non-Exclusive Rights and Remedies. The Company's rights and remedies under this paragraph shall be in addition to any other available rights and remedies should the Individual breach any applicable obligations.

11.
Non-Use and Non-Disclosure of Confidential Information. The Individual shall fully comply with his confidentiality and non-disclosure duties included within the Continuing Obligations and shall treat this Agreement as confidential information for purposes of the protections under the Employment Agreement.

12.
Insider-Trading Obligations. The Individual acknowledges and agrees that he remains subject to the insider-trading policies and procedures of the Company and its affiliates through the Separation Date and, as such, may not during such period trade in their securities in accordance therewith until any material, nonpublic information he possesses has become public or is no longer material. The Individual further acknowledges and agrees that he shall remain subject to all federal and state securities laws applicable to the trading of securities of the Company or its affiliates while possessing knowledge of material non-public information regarding the Company and its affiliates.

13.
Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company or any of the other Released Parties.

14.
Jury Trial Waiver. THE INDIVIDUAL HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

15.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

16.
Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflict-of laws principles. Exclusive venue for any Claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction that regularly conducts proceedings in Tarrant County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court. The provisions of this Agreement shall be severable. If any one or more provisions of this Agreement may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by a court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

17.
Assignment. The Individual's obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written permission from the Company. The Company may assign this Agreement without the Individual's further consent. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

18.
Expiration Date. The Company's offer of this Agreement shall expire after a period of 45 days after the date the Individual first received this Agreement for consideration (the "Expiration Date"). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the attention of Company's Vice President, Human Resources so that the signed Agreement is received no later than the close of business on the Expiration Date.

19.
Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the "Revocation Period"). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company's Vice President, Human Resources before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not receive the Severance Benefits.

20.
Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the "Effective Date"), provided that he signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

21.
Supplemental Age Distribution Information Memorandum and Report. The Individual acknowledges and agrees that he has received from the Company, contemporaneous with this Agreement, a Supplemental Age Distribution Information Memorandum and a Supplemental Age Distribution Report (together, the "Memorandum") which contain information and a table identifying the job titles and ages of all employees of the Company in his decisional unit (a) who are eligible to receive an offer of severance benefits in exchange for timely signing and not revoking a Separation and Release Agreement in connection with the Company's reduction in force, and (b) who are not eligible to receive an offer of a severance benefits in exchange for timely signing and not revoking a Separation and Release Agreement.

22.
Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

23.
Independent Consideration; Common-Law Duties. Whether or not expressly stated in this Agreement, all obligations and undertakings the Individual makes and assumes in this Agreement in consideration of the mutual promises and undertakings in this Agreement and the Severance Benefits. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Severance Benefits to him outside of this Agreement or the Employment Agreement.

24.
Entire Agreement. This Agreement, the Employment Agreement, the Plan, the LTIP, and the Award Agreements contain and represent the entire agreements of the parties with respect to their subject matters, and supersede all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as relieving the Individual of complying with the Continuing Obligations. The Individual agrees that neither the Company nor any of the other Released Parties has made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any).

25.
Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

26.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

27.
Internal Revenue Code Section 409A. The payments and benefits provided under this Agreement are intended to satisfy the requirements of Section 409A of the Internal Revenue Code ("Code Section 409A") and this Agreement shall be interpreted and administered in a manner consistent with that intent; provided, however, that no persons connected with this Agreement in any capacity, including but not limited to the Company and its affiliates, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to the Individual.

28.	Third-Party Beneficiaries. The Released Parties besides the Company are intended to be third-party beneficiaries of this Agreement and therefore may enforce this Agreement.

29.
Responsibility for Certain Taxes; Right to Consult a Tax Advisor. Except as expressly provided for above, the Individual shall be solely responsible for any risk that the tax treatment of all or part of the payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. The Individual therefore has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

AGREED as of the dates signed below:

BASIC ENERGY SERVICES, INC.		WILLIAM T. DAME
By:	/s/ Eric Lannen	By:	/s/ William T. Dame
	Eric Lannen		William T. Dame
Vice President of Human Resources

Date Signed:
2/7/2020